Farmer Mac Declares Quarterly Dividends on
Common and Preferred Stock

WASHINGTON, D.C., August 7, 2024 — The board of directors of the Federal Agricultural Mortgage Corporation (Farmer Mac) has declared a third quarter dividend of $1.40 per share for each of Farmer Mac’s three classes of common stock – Class A Voting Common Stock (NYSE: AGM.A), Class B Voting Common Stock (not listed on any exchange), and Class C Non-Voting Common Stock (NYSE: AGM). The quarterly dividend will be payable on September 30, 2024 to holders of record of common stock as of September 16, 2024.

Farmer Mac’s board of directors has also declared a dividend on each of Farmer Mac’s four classes of preferred stock. The quarterly dividend of $0.35625 per share of 5.700% Non-Cumulative Preferred Stock, Series D (NYSE: AGM.PR.D), $0.359375 per share of 5.750% Non-Cumulative Preferred Stock, Series E (NYSE: AGM.PR.E), $0.328125 per share of 5.250% Non-Cumulative Preferred Stock, Series F (NYSE: AGM.PR.F), and $0.3046875 per share of 4.875% Non-Cumulative Preferred Stock, Series G (AGM.PR.G), is for the period from but not including July 17, 2024 to and including October 17, 2024. These preferred stock dividends will be payable on October 17, 2024 to holders of record of those classes of preferred stock as of October 1, 2024.

About Farmer Mac
Farmer Mac is driven by its mission to increase the accessibility of financing for American agriculture and rural infrastructure. As a secondary market provider for our nation's agricultural and rural infrastructure credit, we provide financial solutions to a broad spectrum of customers supporting rural America, including agricultural lenders, agribusinesses, and rural electric cooperatives. We are uniquely positioned to facilitate competitive access to financing that fuels growth, innovation, and prosperity in America's rural and agricultural communities. Additional information about Farmer Mac is available on Farmer Mac's website at www.farmermac.com.

CONTACT:     Jalpa Nazareth, Investor Relations
        Lisa Meyer, Media Inquiries
        (202) 872-7700

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